NYSE AMEX LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

June 10, 2009

NYSE Amex LLC (the “Exchange” or “NYSE Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Nova Biosource Fuels, Inc.

Common Stock, $0.001 Par Value

Commission File Number – 001-33455

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(iv) of the NYSE Amex LLC Company Guide (the “Company Guide”) which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature;

(b)

Sections 134 and 1101 of  the Company Guide which requires that listed issuers must comply with applicable Commission requirements with respect to the filing of reports and other documents through the Commission’s Electronic Data Gathering Analysis and Retrieval system;

(c)

Section 1003(c)(iii) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, securities of an issuer whenever advice has been received, deemed by the Exchange to be authoritative, that the security is without value; and

(d)

Section 1003(d) of the Company Guide which states that the securities of an issuer failing to comply with its listing or other agreements with the Exchange and/or SEC Requirements in any material respect (e.g., failure to distribute annual reports when due, failure to report interim earnings, failure to observe Exchange policies regarding timely disclosure of important corporate developments, failure to solicit proxies, issuance of additional shares of a listed class without prior listing thereof, failure to obtain shareholder approval of corporate action where required by Exchange policies, failure to provide requested information within a reasonable period of time or providing information that contains a material misrepresentation or omits material information necessary to make the communication to the Exchange not misleading, etc.) are subject to suspension from dealings and, unless prompt corrective action is taken, removal from listing.

2.

The Common Stock (the “Common Stock”) of Nova Biosource Fuels, Inc. (the “Company” or “Nova Biosource”) does not qualify for continued listing for the following reasons:

(a)

In its Form 10-K for the year ended October 31, 2008 (the “Form 10-K”) and Form 8-K filed on February 27, 2009 (the “Form 8-K”), the Company reported a working capital deficit of approximately $1.9 million and cash and cash equivalents of approximately $1.6 million as of October 31, 2008.  In the Form 8-K, the Company also disclosed its failure to obtain financing from WestLB AG.

(b)

On March 18, 2009, the Company filed a Form 12b-25 with the Commission disclosing that it was unable to file its Quarterly Report on Form 10-Q for the period ended January 31, 2009 (the “Form 10-Q”) by the due date of March 17, 2009, due to staffing and financial limitations.  The 12b-25 extension period ended on March 22, 2009 and the Company remains delinquent in the filing of the Form 10-Q.

(c)

On March 31, 2009, the Company filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On February 27, 2009, the Company was notified by the NYSE Amex that following a review of the Form 10-K and Form 8-K, Nova Biosource was not in compliance Section 1003(a)(iv) of the Company Guide, in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the company would be able to continue operations and/or meet its obligations as they mature. In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a plan by March 30, 2009 outlining its plan to regain compliance with Section 1003(a)(iv) of the Company Guide by August 27, 2009.  In determining the appropriate plan period to give the Company, Staff applied Commentary .01 of Section 1009 of the Company Guide which states that Staff may establish a time period of less than 18 months to regain compliance based on the nature and severity of the particular listing deficiency.  Specifically, Staff determined that a six-month time period to regain compliance was appropriate given the Company’s financial impairment.

(b)

On March 18, 2009, the Exchange notified Nova Biosource that it was not in compliance with Sections 134 and 1101 of the Company Guide due to its failure to file the Form 10-Q.  In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a plan by April 1, 2009 outlining its plan to regain compliance with Sections 134 and 1101 of the Company Guide by June 16, 2009.  In determining the appropriate plan period to give the Company, Staff applied Commentary .01 of Section 1009 of the Company Guide which states that Staff may establish a time period of less than 18 months to regain compliance based on the nature and severity of the particular listing deficiency.  Specifically, Staff determined that a three-month time period to regain compliance was appropriate given the Company’s delinquency in filing its financial statements with the Commission.

(c)

The Company did not submit a plan to the Exchange detailing an ability to regain compliance with Sections 134, 1003(a)(iv) and 1101 of the Company Guide as required by Section 1009(c) of the Company Guide, nor was there any information publicly available indicating that the Company had regained compliance with the continued listing standards.  Consequently, on April 1, 2009, the Exchange notified Nova Biosource that it had determined to initiate immediate delisting proceedings against the Company due to Nova Biosource’s failure to submit a plan of compliance and its filing voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Staff Determination”).

(d)

Pursuant to Sections 1203 and 1009(d) of the Company Guide, Nova Biosource was given a limited right to appeal the Staff Determination by requesting an oral hearing or a hearing based on a written submission before a Listing Qualifications Panel (the “Panel”) by April 8, 2009. The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Kenneth T. Hern, Chairman, Chief Executive Officer and Chief Financial Officer of Nova Biosource Fuels, Inc.

/s/

Janice O’Neill

Senior Vice President—Corporate Compliance

NYSE Amex LLC